Exhibit 5.1

Charles J. Bair +1 858 550 6142 cbair@cooley.com

May 11, 2022

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite #250

San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to aTyr Pharma, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,190,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), consisting of (i) 2,000,000 shares of Common Stock issuable pursuant to the Company’s 2015 Stock Option and Incentive Plan, as amended (the “2015 Stock Plan”); (ii) 750,000 shares of Common Stock issuable pursuant to the Company’s 2015 Employee Stock Purchase Plan, as amended (the “2015 ESPP”); (iii) 300,000 shares of Common Stock issuable pursuant to the Company’s 2022 Inducement Plan (together with the 2015 Stock Plan and the 2015 ESPP, the “Plans”); and (iv) 140,000 shares of Common Stock issuable pursuant to nonqualified stock option agreements between the Company and certain employees (the “Inducement Award Agreements”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plans, the Inducement Award Agreements, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans or the Inducement Award Agreements, as applicable, and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Charles J. Bair

Charles J. Bair

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6034  f: (858) 550-6420  cooley.com